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                                                February 27, 1997



The Kent Funds
3435 Stelzer Road
Columbus, Ohio 43219


Re:     Form 24F-2 for The Kent Funds;
        Registration No. 33-8398
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Ladies and Gentlemen:

        We have acted as counsel for The Kent Funds, a Massachusetts business trust (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of units of beneficial interest (the "Shares") in its Money Market Fund, Michigan Municipal Money Market Fund, Short Term Bond Fund, Intermediate Bond Fund, Income Fund, Limited Term Tax-Free Fund, Intermediate Tax-Free Fund, Tax-Free Income Fund, Michigan Municipal Bond Fund, Growth and Income Fund, Small Company Growth Fund, International Growth Fund and Index Equity Fund, made definite in number by the Form 24F-2 which this opinion accompanies. The Company is authorized to issue an unlimited number of units of beneficial interest of each of its portfolios.

        During the Company's fiscal year ended December 31, 1996, all of the Shares were classified among the portfolios identified above.

        We have reviewed the Company's Restatement of Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees and holders of its Shares, and such other legal and factual matters as we have deemed appropriate, and we have relied on the accuracy of the information in the Form 24F-2 which this opinion accompanies. Insofar as our opinion below relates to matters pertaining to Massachusetts law, we have relied upon the opinion of Ropes & Gray, special Massachusetts counsel to the Company.

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        This opinion is based exclusively on the law of the Commonwealth of
Massachusetts and the federal law of the United States of America.

        Based on the foregoing, we are of the opinion that the Shares were, when issued against payment therefor as described in the Company's prospectuses, legally issued, fully paid and nonassessable by the Company.

        We note that under certain circumstances, the shareholders of a Massachusetts business trust may be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that such trust's assets are insufficient for that purpose.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's Form 24F-2.

                                Very truly yours,

                                /s/ Drinker Biddle & Reath

                                DRINKER BIDDLE & REATH